Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Third Quarter 2011 Results

- Net Earnings of $0.13 per Share Driven by Service Center Sales Growth -

PHILADELPHIA — December 5, 2011 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced results for the thirteen (third quarter) and thirty-nine (nine months) weeks ended October 29, 2011.

Third Quarter

Sales

Sales for the thirteen weeks ended October 29, 2011 increased by $25.8 million, or 5.2%, to $522.2 million from $496.4 million for the thirteen weeks ended October 30, 2010. Comparable sales decreased 0.4%, consisting of a 0.4% comparable service revenue increase and a 0.6% comparable merchandise sales decrease. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue (labor plus installed merchandise and tires) increased 1.3%, while comparable retail sales (DIY and Commercial) decreased 2.0%.

Earnings

Net earnings for the third quarter of fiscal 2011 increased to $7.0 million ($0.13 per share) from $5.7 million ($0.11 per share) recorded in the same period last year.

Nine Months

Sales

Sales for the thirty-nine weeks ended October 29, 2011 increased by $47.1 million, or 3.1%, to $1,558.3 million from $1,511.3 million for the thirty-nine weeks ended October 30, 2010. Comparable sales decreased 1.0%, consisting of a 0.8% comparable service revenue increase and a 1.4% comparable merchandise sales decrease. Re-categorizing sales (see above), comparable service center revenue increased 0.3%, while comparable retail sales decreased 2.2%.

Earnings

Net earnings for the first nine months of 2011 increased to $33.3 million ($0.62 per share) from the $28.3 million ($0.53 per share) recorded in the same period last year. The 2011 results include, on a pre-tax basis, a $0.4 million asset impairment charge and $1.5 million of acquisition related expenses and benefitted from the release of $3.6 million of state tax valuation allowances. The 2010 results included, on a pre-tax basis, a $2.6 million gain from the disposition of assets and a $1.0 million reversal of an inventory related accrual, partially offset by a $1.0 million asset impairment charge.

Commentary

“Our service business started to rebound during the third quarter,” commented President & CEO Mike Odell. “Our ‘surround sound’ marketing effort coupled with lower gas prices and pent-up demand drove strong tire sales in the last month of the quarter, which have continued into the fourth quarter. While our retail business remained soft in a challenging environment for consumers, our service business results and margin enhancement initiatives resulted in our 11th quarter of improved profitability, on a year-over-year basis.”

Mike continued, “The newest feature of our ‘surround sound’ marketing effort was the launch of TreadSmart during the quarter.  Part of our eServe platform, TreadSmart allows customers to research, purchase and schedule the installation of Pep Boys and major brand name tires online at pepboys.com. We call it ‘information-to-installation.’ We are encouraged by the early results of TreadSmart, which was rolled out chainwide on October 10th.”

“We opened six Service & Tire Centers during the quarter bringing our total to 159.  Due to our acquisitions, we are well ahead of our 2011 targeted openings and expect to continue our aggressive growth in 2012,” added CFO Ray Arthur.  “While we expect to be able to continue to fund our strategic growth through our operating cash flow and revolving line of credit, we continue to monitor the credit markets with an eye toward opportunistically refinancing our 2013 and 2014 maturities.”

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With more than 7,000 service bays in more than 700 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting http://www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the third quarter will be broadcast live on Tuesday, December 6 at 8:30 a.m. ET over the Internet at the Vcall website, located at http://www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of December 6 on Pep Boys’ website at http://www.pepboys.com. In addition, Pep Boys’ investor presentation, also available at http://www.pepboys.com, has been updated to reflect the Company’s year-to-date results.

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Investor Contact:	Media Contact:
Mike Melia	Regina M. Tracy
(215) 430-9459	(215) 430-9081
Email: investorrelations@pepboys.com	Email: mediarelations@pepboys.com